Exhibit 3.27

STATE OF TEXAS

CERTIFICATE OF FORMATION

OF

KERRVILLE MOBILE HOLDINGS, LLC

First.	The name of the limited liability company is Kerrville Mobile Holdings, LLC, a Texas limited liability company

Second.	The purpose of the company is to engage in communication services and any other lawful purpose in which a Texas limited liability company may engage

Third.	The period of existence of the company is perpetual.

Fourth.	The address of the company’s registered office in the State of Texas is 350 North St. Paul Street, Dallas, Texas 75201. The name of its Registered agent at such address is CT Corporation System.

Fifth.	The company is being formed by the filing of Articles of Conversion for the following converting entity:

	Name: Address: Date of Formation: Prior form of organization: Jurisdiction of organization:	Kerrville Mobile Holdings, Inc. 4001 Rodney Parham Road Little Rock, AR 72212 July 09, 2001 Corporation Texas

Sixth.	The company will have managers. The name and address of each initial manager are as follows:

	Francis X. Frantz 4001 Rodney Parham Road Little Rock, AR 72212	Jeffery R. Gardner 4001 Rodney Parham Road Little Rock, AR 72212

Seventh.	This Certificate of Formation shall become effective at 4:00 p.m. central time on June 30, 2008.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 16th day of June, 2008.

KERRVILLE MOBILE HOLDINGS, LLC

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President and
General Counsel